As filed with the Securities and Exchange Commission on August 18, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NEW YORK CITY REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-4380248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

On August 17, 2020, New York City REIT, Inc. (the “Company”) entered into an Amended and Restated Rights Agreement (the “A&R Rights Agreement”) with Computershare Trust Company, N.A., as rights agent. In connection with the A&R Rights Agreement, on August 18, 2020, the Company declared a dividend, payable on August 28, 2020, of one Class A right (a “Class A Right”) for and on each share of Class A common stock, $0.01 par value per share (“Class A common stock”), and one Class B right (together with the Class A Rights, the “Rights”) for and on each share of the Company’s Class B common stock, $0.01 par value per share (“Class B common stock,” and together with Class A common stock, “common stock”), in each case, outstanding on the close of business on August 28, 2020 to the stockholders of record on that date, as previously authorized by the Company’s Board of Directors. Each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company at a price of $55.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Right, subject to adjustment.

Only shares of Class A common stock are listed on the New York Stock Exchange (the “NYSE”). The shares of Class B common stock will not be listed on the NYSE but will automatically convert into shares of Class A common stock to be listed on the NYSE in three equal tranches over the 360 days following the listing unless earlier converted in accordance with their terms. Except with respect to listing and conversion, shares of Class B common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the shares of Class A common stock. Initially, the Class A Rights will be attached to shares of Class A common stock and the Class B Rights will be attached to shares of Class B common stock.

Any conversion of a share of Class B common stock into a share of Class A common stock after the record date and before the date the Rights are exercisable will cause the attached Class B Right to be cancelled and retired and a new Class A Right will be attached to the share of Class A common stock issued upon conversion. On the date the Rights are exercisable, any and all outstanding shares of Class B common stock will, automatically and without any action on the part of the holder thereof, convert into an equal number of shares of Class A common stock in accordance with their terms. Only Class A Rights are being registered hereby.

The Class A Rights are in all respects subject to and governed by the provisions of the A&R Rights Agreement and the Articles Supplementary for Series A Preferred Stock (the “Articles Supplementary”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The Articles Supplementary have been filed by the Company with the State Department of Assessments and Taxation of Maryland. The description of the Class A Rights is incorporated herein by reference to the description of the Class A Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2020, and is qualified in its entirety by reference to the full text of the A&R Rights Agreement and Articles Supplementary.

Item 2. Exhibits

Exhibit No.	Description

3.1(1)	Articles Supplementary classifying and designating Series A Preferred Stock.
4.1(1)	Amended and Restated Rights Agreement, dated August 17, 2020, between New York City REIT, Inc. and Computershare Trust Company, N.A., as Rights Agent.

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 18th day of August, 2020.

NEW YORK CITY REIT, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer, President, and Secretary